Exhibit 99.1

PRESS RELEASE

SEACOR HOLDINGS INC. ANNOUNCES

EXPANSION OF BOARD OF DIRECTORS

Fort Lauderdale, Florida

March 7, 2018

FOR IMMEDIATE RELEASE -- SEACOR Holdings Inc. (NYSE:CKH) announced today that it has expanded its Board of Directors (the “Board”) to six members and added Mr. Christopher P. Papouras to fill the newly created position.

Mr. Papouras, 50, has been President of Nabors Drilling Solutions, a division of Nabors Industries Ltd. that provides oil and gas drilling services, since 2015 and served as President of Canrig Drilling Technology, Ltd. from 1998 to February 2016. In the past he also served as President of Epoch Well Services, Inc., a provider of information technology services to the oil and gas industry, Assistant to the Chairman of Nabors Industries, Inc., a land drilling contractor and subsidiary of Nabors Industries Ltd., and a member of the board of directors of Reelwell AS, an oilfield service company.

Mr. Papouras currently serves on the board of directors of Era Group Inc., one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. He also currently serves on the board of directors of Quantico Energy Solutions LLC, a data analytics company with a focus on the oil and gas industry.

Charles Fabrikant, SEACOR’s Executive Chairman and Chief Executive Officer, commented, “Chris brings extensive management experience and a background in engineering and technology, which  are skill sets that will be extremely helpful as we face the challenge of rapid change.  SEACOR is fortunate to have him joining its board and I and my co-directors extend him a warm welcome.”

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SEACOR Holdings Inc. (“SEACOR”) is a diversified holding company with interests in domestic and international transportation and logistics and risk management consultancy. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.